UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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DIVERSIFIED HEALTHCARE TRUST
(Name of Registrant as Specified In Its Charter)

Flat footed, llc marc andersen
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Flat Footed LLC, a Delaware limited liability company (“Flat Footed”), together with the other participant named herein, has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes in connection with its opposition to proposals to be presented at the special meeting of shareholders (the “Special Meeting”) of Diversified Healthcare Trust, a Maryland corporation (the “Company”).

Item 1: On August 8, 2023, Flat Footed issued the following press release and open letter to shareholders:

Flat Footed LLC Issues Open Letter to Fellow Shareholders to Expose the Distortions and Misrepresentations in Diversified Healthcare Trust’s Recent Investor Presentation

Visit www.SaveDHC.com to Download FFL’s Recent Presentation and Obtain Information Regarding How to Vote AGAINST the DHC-OPI Merger on the GOLD Proxy Card

WILSON, Wyo.--(BUSINESS WIRE)--Flat Footed LLC (together with its affiliates, “FFL” or “we”), a top shareholder of Diversified Healthcare Trust (Nasdaq: DHC) (“DHC” or the “Company”) and the owner of approximately 9.8% of the Company’s outstanding common shares, today issued the below letter in response to DHC’s latest attempt to convince shareholders to vote in favor of the proposed merger with Office Properties Income Trust (Nasdaq: OPI) (“OPI”). As a reminder, FFL released a presentation on August 2, 2023 that details why DHC shareholders should vote AGAINST the proposed merger with OPI at the Company’s Special Meeting of Shareholders (the “Special Meeting”) on August 30, 2023.

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Fellow Shareholders,

FFL owns approximately 9.8% of DHC’s outstanding common shares and a meaningful portion of the Company’s longer-dated unsecured notes. As a long-term investor with an equity to debt ownership ratio of roughly 1:1.4, we believe our interests are squarely aligned with all investors seeking to maximize the value of the Company’s exceptional assets. We cannot say the same about The RMR Group LLC (“RMR”), which is the inherently conflicted external manager for both DHC and OPI. As detailed below and in our prior communications, RMR stands to benefit greatly from the proposed merger at our collective expense. This is why we are allocating our own capital, energy, and time to a campaign urging you to vote AGAINST the flawed, value-destructive DHC-OPI merger at the upcoming Special Meeting.

As you may know, FFL issued a comprehensive presentation earlier this month that focuses on three key points:

1.	The proposed merger materially undervalues DHC. Merger-related consideration of just $1.15 per share for DHC shareholders is woefully inadequate compared to other credible valuations of the Company that range from $4 per share to $15.80 per share.[1] Even the financial advisors hired by both DHC and OPI share our view that the Company’s shareholders are being deprived of significant value, which is likely why the Company has not disputed our valuation of its high-quality assets. It appears that DHC’s Board of Trustees (the “Board”), which is full of employees and affiliates of RMR, is blindly committed to trying to get you to accept a deal that dramatically undervalues the Company’s Senior Housing Operating Portfolio (“SHOP”) assets.

1 As previously disclosed, DHC’s own Board rejected a $4 per share price as “inadequate” as recently as May 2022, FFL values DHC’s portfolio of high-quality assets at $5.1 billion (supporting a NAV of $9.13 per share), and OPI’s own valuation expert valued DHC’s assets at $6.25 billion (supporting a NAV of $15.80 per share), which is 73% higher than FFL’s conservative valuation and 14x the proposed deal price of $1.15 per share.

2.	The proposed merger is the result of a flawed process apparently controlled by the incurably conflicted external manager of both companies, RMR. FFL’s presentation shows how RMR, which has drawn more than $300 million in non-performance related fees from DHC and OPI in recent years, is completely conflicted. RMR’s Chief Executive Officer and Managing Director, Adam Portnoy, is also the Chairman of both DHC and OPI. We believe RMR’s historical ties to DHC and OPI directors made it impossible to prioritize shareholders’ interests and objectively review the proposed merger prior to its announcement. Moreover, we believe DHC’s use of Bank of America, which has a lucrative and long-term relationship with RMR entities, further compromised the integrity of the Company’s process for assessing the merger. The merger seems to have been designed to protect RMR’s rich management fees at DHC shareholders’ expense.

3.	Although RMR seems to be manufacturing a “debt crisis” to scare shareholders into approving the proposed merger, DHC’s 2024 maturities can be readily addressed through one of the viable and superior alternatives outlined in FFL’s presentation. We firmly believe DHC can temporarily reduce capital expenditures and expeditiously divest non-core assets, resulting in the Company being able to generate cash, pay off debt and continue allocating capital toward its high-quality SHOP assets, which are poised to benefit from the rebounding senior housing market. FFL has received unsolicited outreach from several parties interested in expeditiously acquiring material portions of DHC’s medical office buildings and wellness centers. Divesting a small portion of non-core assets, which we understand has not yet been thoroughly explored, is vastly superior to transferring more than $3 billion in value to OPI to solve what we deem a phantom crisis. Lastly, if DHC claims it is not a good time to be selling assets, why was the Company willing to sell its valuable 31.9% stake in AlerisLife to Mr. Portnoy in March 2023, at the take-under price of approximately 2x EBITDA, when peers trade at double digit multiples?

As you assess these important points, we also ask that you consider the numerous distortions and misrepresentations made in DHC’s recently released investor presentation. The duration of this letter is devoted to addressing the Company’s self-serving spin:

DHC Myth	FFL Rebuttal
X “[The proposed merger] offers compelling terms for DHC shareholders […] a 20% premium to the 30-day average price at announcement and 37% to the unaffected price.”

•

DHC’s misleading calculations are based on OPI’s unaffected share price of $11.55, which was its closing price the day before it not only announced the merger, but also announced a more than 50% dividend cut that caused a massive sell off.

•

DHC shareholders will lose at least 60% of their value overnight if the merger is approved.

•

DHC shares closed at $2.70 on August 4, 2023, but shareholders will receive only $1.09 worth of OPI shares if the merger is approved.

X “The DHC Special Committee overseeing the process consisted of independent, disinterested trustees…”

•

The significant, historical interlocks between RMR, DHC and OPI trustees indicate a clear lack of independence across these entities, which drove a flawed process.

•

Lisa Harris Jones, DHC’s Special Committee Chairperson, is particularly conflicted as she collects significant trustee fees from RMR-managed entities that include Industrial Logistics Properties Trust (Nasdaq: ILPT) and recently TravelCenters of America Inc.

•

Tellingly, DHC’s presentation boasts that the deal “reduces government exposure to 14%” when the Company currently has no government exposure.

o

This is an OPI talking point apparently included by mistake in DHC’s deck, making clear just how concerned OPI is with its own government exposure. The inherently conflicted and intertwined executive teams are clearly struggling to keep straight which shareholders they are supposedly representing.

o

The inclusion also reinforces that there is virtually no overlap between the two companies and any purported “cross-pollination” or merger synergies are non-existent.

X “[The proposed merger] was engineered to benefit shareholders, not management or RMR.”

•

RMR’s fee stream from the combined DHC-OPI entity stands to grow, as RMR is requiring the combined entity to sign a new property management agreement as part of the deal.

•

The new agreement makes DHC’s triple net assets, including both the wellness centers and the triple net senior housing portfolio, eligible to be charged a 3% management fee.

•

The new management agreement also leaves the door open for RMR to potentially add DHC’s SHOP portfolio (>$1 billion in revenue) to the assets that are charged a 3% fee.

X “The Board conducted a rigorous and transparent process to arrive at the best solution for DHC shareholders.”

•

The companies’ original S-4 filing omitted key facts and contained materially misleading information, which we suspect the U.S. Securities and Exchange Commission asked the companies to amend to include relevant details, such as:

o

D.E. Shaw’s discussions with the Company about potential refinancing solutions.

o

H/2 Capital Partners’ discussions with the Company about potential refinancing solutions.

o

Changes in property management agreements.

o

The incredible degree of overlapping executive positions and directorships across RMR, OPI, DHC, and numerous RMR affiliates, calling into question how the Chairpersons of both the DHC and OPI Special Committees could possibly be “independent.”

•

Management never disclosed to shareholders the all-cash $4 per share offer for DHC in 2022 until after the merger document was filed.

•

Management also failed to disclose two higher offers for AlerisLife in 2022 and 2023, before agreeing to sell DHC’s valuable 31.9% stake in AlerisLife to RMR CEO Adam Portnoy for 41% less than the two prior offers.[2]

o

We struggle to understand how DHC has not explored selling a small portion of its assets to pay down debt when it had time to execute a take-under deal with an RMR affiliate riddled with conflicts.

X “The merger creates value for DHC shareholders while comprehensively addressing an existential threat.”

•

RMR has essentially manufactured a “debt crisis” by cherry-picking timelines and starting points for its analysis of DHC’s purported liquidity issues.

•

DHC’s debt maturities and covenant issues have not snuck up on the Company as evidenced by the following:

o

In June 2022, RMR caused DHC to voluntarily pre-pay $500 million of debt that was not due until 2025.

o

In July 2022, RMR caused DHC to spend $75 million on a medical office building.

o

Just three months later, DHC and OPI began discussions to merge because the Company was somehow concerned about its ability to refinance debt due in early 2024 – almost all of which could have been repaid had the two above actions not been taken.

•

DHC’s drawdown of cash and liquidity and its acceleration of discretionary spending appear designed to temporarily reduce trading prices in order to make the merger seem more attractive.

o

DHC has spent about 4x the industry norm in Capex on its senior housing portfolio over the last five years, with a suspicious acceleration during the last several quarters.

o

DHC spent $91.5 million on SHOP in 2020 and $158.4 million in 2021. Management proceeded to spend $52.9 million in 3Q22 and $99.4 million in 4Q22 alone – at the same time that the Company had allegedly begun merger discussions with OPI because it “does not have the capital required to achieve its standalone financial plan.”

o

Ordinarily, when faced with a liquidity crisis, companies conserve cash rather than accelerate spending.

o

In its presentation, DHC claimed for the first time that it now needs to spend an incremental $1 billion in Capex on SHOP, which impugns its credibility even further.

X “The SHOP recovery has taken much longer than originally forecast and there is substantial risk that it will take longer for the business to recover than currently expected.”

•

Management’s sandbagging and fear-mongering about the alleged slowness of its SHOP recovery appear unique to DHC.

•

Welltower and Ventas reported strong year-over-year increases in Net Operating Income for the second quarter with improving senior housing results that are expected to continue.

o

These are the two largest owners of senior housing facilities in the U.S. – making their results representative of the broader market.

X “Debt capital markets continue to be open for office REITs.”

•

We believe the capital markets are fully open for rapidly recovering senior housing assets that have strong demographic tailwinds. Conversely, commercial office portfolios face a challenging market dynamic due to rising interest rates and the continued work-from-home trend – especially over-leveraged companies such as OPI.

o

DHC’s own presentation confirms that OPI’s debt maturity profile is extremely problematic. By RMR’s own admission, 74% of OPI’s debt has to be refinanced within the next four years.

•

The three corporate bonds used by DHC to support the merger underscore OPI’s challenges to accessing the unsecured bond market:

o

All three allegedly comparable corporate bonds have better credit ratings than OPI.

o

The weakest-rated bond of the three, which is still meaningfully higher-rated than OPI, trades at a yield of 11%.[3]

o

OPI’s credit rating is Ba3/BB+, rated sub-investment grade by both major rating agencies. Absent the merger, OPI would likely have to pay 12-13% to issue new unsecured debt, which would effectively force OPI to cut its dividend to zero.

•

In contrast, senior housing portfolios, such as DHC, enjoy greater access to capital markets, fueled by strong demographic tailwinds including increased occupancy and rent revenue.

X “Investors campaigning against the merger are overwhelmingly invested in DHC’s debt, creating a significant conflict of interest […] Flat Footed’s debt investment is 4.7x larger than their equity position.”

•

FFL has been an investor in DHC’s equity continuously since 2020. We are a top-five shareholder.

•

The market value of FFL’s equity position is $70 million, which arguably represents far more value-at-risk than our debt investment. RMR’s numbers are incorrect – FFL’s equity to debt ownership ratio is closer to 1:1.

•

RMR is evidently trying to distract from the merits by creating an irrelevant sideshow – we urge shareholders to see through the smokescreen and remember that our interests as investors are aligned.

2 The average of the higher offers for AlerisLife was $2.22, compared to ABP Acquisition’s $1.31 take out.

3 Source: Trade Reporting and Compliance Engine (TRACE).

In sum, DHC has high-quality assets and is uniquely positioned to capitalize on robust growth in the senior housing market. We see no reason to darken the Company’s bright future by taking on OPI’s toxic balance sheet and troubled commercial office portfolio. The proposed merger would be a one-sided deal that disproportionately benefits RMR, which we believe has lost all credibility. We urge you to join us in voting AGAINST DHC’s proposed merger on the GOLD Proxy Card at the upcoming Special Meeting.

Sincerely,

Marc Andersen

Flat Footed LLC

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Visit www.SaveDHC.com for FFL’s Presentation and to Obtain Information on How to Vote the GOLD Proxy Card.

***

About Flat Footed

Flat Footed LLC is a special situation, value-oriented investment management firm focused on leveraged, asset-heavy companies with complex capital structures. The Flat Footed LLC team has cumulatively managed $2.8 billion since founding their first fund together in 1999. For more information, visit www.flatfootedllc.com.

Contacts

For Investors:

Flat Footed LLC
ir@flatfootedllc.com

Okapi Partners LLC
Mark Harnett
(212) 297-0720
mharnett@okapipartners.com

For Media:

Longacre Square Partners
Greg Marose / Charlotte Kiaie, 646-386-0091
FFL@longacresquare.com

Item 2: Also on August 8, 2023, Flat Footed issued the following press release:

ISS Recommends Diversified Healthcare Trust Shareholders Vote AGAINST the Flawed, Value-Destructive Merger with Office Properties Income Trust

Leading Independent Proxy Advisory Firm Concludes Merger Consideration Represents “Take-Under” and that the Lack of Strategic Rationale and Competitive Process Makes Clear this Deal is Not the Best Alternative for DHC Shareholders

ISS Highlights Range of Alternatives Available to DHC to Address Near-Term Debt, Which Were Not Pursued Given the “Conflicts of Interest Inherent in a Transaction with an RMR-Related Company”

Recommends Fellow Shareholders Protect Their Investment by Voting AGAINST the Deal on the GOLD Proxy Card at the Upcoming Special Meeting

WILSON, Wyo.--(BUSINESS WIRE)--Flat Footed LLC (together with its affiliates, “FFL” or “we”), a top shareholder of Diversified Healthcare Trust (Nasdaq: DHC) (“DHC” or the “Company”) and the owner of approximately 9.8% of the Company’s outstanding common shares, today announced that Institutional Shareholder Services Inc. (“ISS”), a leading independent proxy advisory firm, has recommended that DHC shareholders vote AGAINST the proposed merger with Office Properties Income Trust (Nasdaq: OPI) (“OPI”) at the Company’s Special Meeting of Shareholders (the “Special Meeting”) on August 30, 2023.

In its report, ISS validates FFL’s view that the “take-under” deal does not represent the best available alternative:4

•	“As of Aug. 2, 2023, the value of the merger consideration represents a take-under at a meaningful 53.7 percent discount to DHC’s closing price.”

•	“[…] the strategic rationale is not convincing, and the lack of a competitive process undermines the assertion that the merger is the best available alternative. In light of these issues, and the range of options seemingly available to the company, shareholders are recommended to vote against the proposed transaction.”

•	“[…] the company could potentially pay off all of its outstanding unsecured debt, with a sizeable amount of assets remaining at a value well above the company's current trading price and the merger consideration […] shareholders may question why they should support a merger at such a depressed valuation to the company's stated asset value.”

•	“[…] the unsolicited offer, at a time when the recovery in the SHOP segment was much more nascent, indicates a potential likelihood of third-party interest in DHC, which raises questions as to why the special committee did not approach any potential third-party acquirers.”

•	“DHC has substantial unencumbered assets, and could execute asset sales, as the management team has previously pointed out […] the company should have multiple options to address this near-term constraint without introducing the valuation and operational risks from the OPI merger.”

•	“It appears that both of the dissidents… are opposing the transaction on its merits rather than for an ulterior motive as portrayed by the company.”

ISS details the inherent conflicts of interest, flawed rationale, lack of process, and shifting narrative surrounding the proposed merger between DHC and OPI:

•	“[…] the lack of a competitive sales process or evidence that the company exhausted all refinancing opportunities, coupled with the inherent conflicts of interest with OPI and RMR, make it difficult for shareholders to believe that the proposed merger is in fact the best option.”

•	“[Lisa Harris] Jones' service on the boards of other RMR affiliated and externally managed companies raises doubts about her independence […]”

•	“[…] There appears to be little industrial logic in the combination of DHC and OPI, with little overlap in the tenants between the companies and minimal expected cost savings.”

•	“DHC's shifting narrative, the fact that the updated NOI guidance is informed by discussions with operators, likely including FVE (another RMR-related company), and OPI's optimistic view of the SHOP portfolio as disclosed in the proxy statement, raise questions about management's credibility as it relates to its pessimistic forecast on the SHOP recovery.”

4 Permission to quote ISS was neither sought nor obtained. Emphases added.

•	“One last indicator of the conflict between the company's expectations of the SHOP recovery prior to the announcement of the merger and since then can be seen in RMR's acquisition of AlerisLife […] and Portnoy's purchase of a 10 percent stake in DHC after the transaction announcement.”

•	“Until the announcement of the proposed merger with OPI, DHC's management team appeared to signal on its conference calls that the liquidity issue was manageable and temporary.”

Marc Andersen, Managing Member of FFL, stated:

“We appreciate that ISS shares our view that DHC’s flawed, value-destructive merger with OPI is not the best option and that shareholders should vote AGAINST the merger at the upcoming Special Meeting. In its report, ISS acknowledges that the significant conflicts of interest and lack of real process led to the RMR-managed companies cutting this remarkable ‘take-under’ deal. Given the alternatives that FFL, top shareholders, and ISS have outlined – including divesting non-core assets and moderating capital expenditures – we continue to recommend that shareholders vote against the deal to ensure management explores superior, alternative paths.”

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Visit www.SaveDHC.com to Download FFL’s Investor Presentation and to Obtain Information on How to Vote the GOLD Proxy Card AGAINST ALL of DHC’s Proposals at the Upcoming Special Meeting.

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About Flat Footed

Flat Footed LLC is a special situation, value-oriented investment management firm focused on leveraged, asset-heavy companies with complex capital structures. The Flat Footed LLC team has cumulatively managed $2.8 billion since founding their first fund together in 1999. For more information, visit www.flatfootedllc.com.

Contacts

For Investors:

Flat Footed LLC

ir@flatfootedllc.com

Okapi Partners LLC

Mark Harnett

(212) 297-0720

mharnett@okapipartners.com

For Media:

Longacre Square Partners

Greg Marose / Charlotte Kiaie, 646-386-0091

FFL@longacresquare.com

Item 3: Also on August 8, 2023, Flat Footed posted the following materials to www.SaveDHC.com: